Exhibit 99.1

Voyager Learning Company

4Q 2007 Conference Call

April 15, 2008 at 4:00pm EST

Transcript for April 15 Earnings Call.

Good afternoon, everyone. Welcome to the Voyager Learning Company fourth quarter 2007 conference call. I will now turn the call over to Ms. Shannan Overbeck.

Thank you operator.

My name is Shannan Overbeck and I am Voyager Learning Company's head of investor relations. Before turning the call over to Richard Surratt, Voyager Learning Company's President and CEO, I have a few comments regarding the information we are providing today.

A transcript and web cast of today's call will be available on the company's corporate website, voyagercompany.com.

Please note that statements will be made on today's call which are forward-looking in nature. There are risks associated with these statements that could cause Voyager Learning Company's performance to differ materially from statements made today. Voyager does not undertake any duty to update these statements. You can find a discussion of these risks in our press releases and documents recently filed by the company with the SEC.

Non-GAAP figures will be discussed on this call to provide additional information to investors regarding financial and business trends. Reconciliations of these figures are included in an attachment to the transcript from this call, which will be filed later today or tomorrow as a Form 8-K with the SEC and on the company's website.

The information presented today is based on our preliminary and unaudited results through our fiscal year end dated December 29, 2007. Final results may differ from those reported on this call.

Let me now turn the call over to Richard.

Richard Surratt

Thanks Shannan and welcome everyone to our fourth quarter, 2007 business and financial update.

Participating in the call with me today is Ron Klausner, President, and Brad Almond, CFO, of Voyager Expanded Learning. Ron and Brad are both located in Dallas and have responsibility for our Voyager operating businesses that publish and sell education solutions in the K-12 market.

On today's call I plan to cover corporate items, Brad will discuss 2007 results for the Voyager operating business, and then Ron will update you on recent business developments. Following these prepared comments we will take questions as time allows.

I would like to start by addressing why we are doing this call in April instead of February. The primary reason is that we've got a lot of moving pieces right now as a result of all the audit work that is going on. KPMG is auditing our consolidated results for 2006, McGladrey & Pullen is auditing PQIL stand alone results for 2006, and Whitley Penn is auditing consolidated results for 2007. All of this is being done with the objective of getting current in our SEC filings by June or July. As you can imagine, it's put a significant strain on our finance staff with changes and adjustments from one year, even when minor, have effects on subsequent years.

With that said, when we last provided an update, we anticipated that we would file our 2006 10-Qs and 10-K around the end of the first quarter 2008. We are about six weeks behind that schedule for our 2006 filings and now anticipate that we will file our 2006 financials around the middle of May. However, because we have been working concurrently in Dallas on our 2007 audit, much of the work for 2007 has been done in parallel and we still anticipate that we can finish our fiscal year 2007 audit and filings in June or July.

One of the things that has slowed us is that we now anticipate we will take a non-cash impairment charge to goodwill at Voyager and write down certain PQIL assets in our 2006 results. We expect to take a non-cash write down of PQIL assets in our 2006 results because PQIL was sold in 2007 at a book loss. We also now expect to take a non-cash impairment charge against goodwill associated with the purchase of Voyager, Brad will discuss the impairment of Voyager goodwill in more detail later in the call.

Our transition of the corporate functions to Dallas is now nearly complete. We are down to nine corporate employees in Ann Arbor plus temporary external accounting and tax help. All of the Ann Arbor corporate employees are dedicated to working on our 2006 and 2007 SEC filings and tax returns. We expect that we will remain at about this number of corporate employees until we are current with our SEC filings at which point we expect to close our corporate office in Ann Arbor and complete the transfer of records to Dallas.

With regard to cash, we finished March with approximately $24 million in cash and cash equivalents. We have not filed our 2007 federal taxes yet, and therefore have not received the tax refund we expect yet, but we still anticipate we will receive a refund of $45 million to $50 million, but now in the June or July time frame.

I would now like to turn to an update of the liabilities and legal contingencies we've previously discussed.

With regard to legacy corporate liabilities not associated with Voyager, as discussed on our previous conference calls, the Company has several legacy benefit and medical plans that represent liabilities. As of March 31, 2008, we estimate the total liability for our remaining corporate postretirement and medical benefits to be approximately $27 million. The Company also has approximately $3 to $4 million of retention and severance benefits we expect to pay prior to year end that are associated with the retention and termination of remaining employees in Ann Arbor.

I am happy to report that we reached and executed a final settlement with the owner of the two Ann Arbor buildings the Company leased in 2005 which house headquarters for corporate and ProQuest Information and Learning. A copy of the settlement was previously filed with a current report on form 8-K, so you can find the details there if interested, but in short, we agreed to pay $11 million to be released from 15 year leases on the two buildings covering approximately 180,000 square feet of office space in Ann Arbor. Concurrent with that settlement, we signed a sublease for 12,000 square feet in the building through July this year with an option by us to extend monthly through year end, which gives us sufficient space and time to complete our financials and transfer the remaining files and records down to Dallas. This settlement agreement resolves all the real estate and furniture leases that are surplus to our needs in Ann Arbor and the settlement amount has been paid in full.

With regard to corporate expenses for 2008, after settlement of the real estate leases, we are currently running at about $1 million per month of corporate expense. That expense is for the space we are using, corporate employees, auditors including KPMG and McGladrey & Pullen, accounting help, tax help, and legal expenses. We anticipate the run rate will drop to between $300,000 and $500,000 per month once we are current with our SEC filings.

Finally, I would like to update everyone regarding the status of shareholder litigation against the company and the ongoing SEC investigation stemming from the restatement.

A consolidated shareholder securities class action law suit continues in the 6th district Federal court in Michigan. In February, after having our motion to dismiss denied, we filed a motion to limit the class period to a shorter period than argued by plaintiffs. The effect of limiting the class period would be to significantly reduce the potential amount of damages in the case. A hearing is scheduled in early June to hear arguments and we would expect the court to rule on the motion by late June or early July.

Notwithstanding the motion to limit the class period, discovery in the shareholder suit has begun and is scheduled to be complete by October. We don't know how long the suit will ultimately take, but as stated in November, we would expect at least 12 to 24 months and possibly longer if the case runs its full course. The company has D&O insurance, subject to reservation of rights letters the Company received from its carriers, in the amount of $30 million for the period covered by the claim and we are working with our insurance carriers to vigorously defend the claim. At this point, there is no way to predict the outcome of the suit or estimate damages, if any, and there is no assurance that expenses and cash outlays incurred by the company as a result of the claim and that are not covered by insurance, if any, will not be material.

There is also a derivative lawsuit previously filed in Michigan which we continue to defend vigorously. The suit is now moving forward in the same Michigan court as the securities class action law suit. The company intends to file a motion to dismiss the derivative action. If we do not win our motion to dismiss, we anticipate the derivative suit will be tried on about the same schedule as the class action suit. It is too early to determine the ultimate outcome of this action.

I will also say that for reasons I am sure most of you will understand, we will not be able to say more about open litigation, the SEC investigation, or the evaluation of strategic alternatives previously announced other than what was summarized earlier.

I would now like to turn things over to Brad Almond, CFO of Voyager Expanded Learning, to provide an update on year-to-date operating results.

Brad Almond

Good afternoon everyone.

The following preliminary and unaudited financial information for the years 2006 and 2007 have not yet been reviewed or audited by our independent registered public accounting firm. Because this financial information is unaudited, it is considered preliminary and is therefore, subject to change.

My comments will focus on the combined operating results for 2007 and comparative numbers for 2006 for the Voyager operating business, excluding corporate expenses covering such things as restatement costs, legacy obligations or corporate overhead. These results also do not include financial results for ProQuest Information and Learning for 2006 or the stub period between January 1, 2007 and Feb 9, 2007, which is the date Information and Learning was sold.

For the fiscal year ending December 29, 2007, the Voyager operating business had preliminary revenue of $110 million, earnings before interest and taxes, or EBIT, of $8 million and earnings before interest, taxes, depreciation and amortization, or EBITDA, of $30 million. These three results each fall within the guidance we gave in November.

This compares to 2006 preliminary revenue of $ 115 million, EBIT of $ 6 million and EBITDA of $ 30 million. These 2006 results are updated from our prior disclosure as a result of additional adjustments that have been made by management and as a result of the ongoing audit. The results are before any potential charge for goodwill impairment that I will discuss at the end of my comments.

Shipped orders for products rose by approximately one and a half percent in 2007 compared to 2006. However, GAAP revenue in 2007 was approximately $5 million lower than 2006. As we have discussed in prior calls, there are two primary reasons that revenue, on a GAAP basis, is lower in 2007 than for 2006.  The first is that 2006 revenue included a one-time benefit from an accounting policy change which moved approximately $4 million in revenue from late 2005 into early 2006.   This one time benefit to 2006 revenue was described in our March 2007 press release.  Secondly, in 2007 we deferred a larger percentage of sales than we did in 2006 as we continued the trend of including more service and technology in our products. The technology and service elements are delivered over time rather than immediately shipped to customers like printed materials. Under GAAP, that requires us to spread or defer the revenue associated with those services and technology over the period they are delivered. Consequently, our deferred revenue balance rose by three and a half million dollars at year end 2007. The majority of deferred revenue at the end of any given period will be recognized as revenue within 12 months.   We expect to continue to see more technology and service in our offerings as we believe they constitute a competitive differentiator for us, and therefore, expect that we will defer an increasing percentage of revenue, year on year, for the foreseeable future.

As stated earlier, shipments or billings increased year over year by approximately one and a half percent. This volume growth was primarily attributed to strong growth in four products which were developed or acquired in late 2004 and in 2005. Two of these products are our online supplemental products, ExploreLearning and Learning A-Z, the third is Passport Reading Journeys which is our middle school reading intervention product, and the fourth is Vmath which is our math intervention product for grades 3 through 8.

In 2007 these four products combined for over 30% of the company's sales and had a combined growth rate exceeding 40% relative to 2006. The growth in these products in 2007 was almost entirely offset by declines in Passport and Universal Literacy System resulting in the companywide growth of one and a half percent.

In 2008, we are expecting an improvement in over all sales growth from 2007. The key to achieving improved top line growth is two-fold. First, we must continue to grow Vmath, Journeys, ExploreLearning and Learning A-Z. The expectation for these four key growth products in 2008 is a combined growth rate of over 20%.

Secondly, we expect Passport to grow in 2008 on the strength of a new version released in the second half of 2007. For the full year 2007, Passport shipments declined $4 million, a 10% decline when compared to 2006. However, for the second half of 2007 compared to the second half 2006, Passport sales volume increased 3.5%.

Based on preliminary results, the 2007 EBIT at Voyager is expected to improve by approximately $2 million to reach $8 million in 2007 and EBITDA is expected to be essentially flat with the prior year. We were able to offset the decline in GAAP revenue by achieving efficiencies in the cost of procuring materials and by reducing certain operating costs.

Capital expenditures were roughly $9 million for 2007 compared to $7 million for 2006. The 2006 level was depressed due to capital constraints at the parent company. In 2007, these restraints were lifted and we returned capital expenditures to levels consistent with our growth initiatives. In 2007 the increase in Capital expenditures was aimed primarily at redesigning the hard copy print materials for Passport and the initial development of the online reading program that now accompanies Passport, called Ticket to Read.

In 2008, we anticipate capital expenditures will remain roughly on par with the 2007 level.

Estimated free cash flow from operations, after taking into account capital expenditures and changes in working capital, was approximately $20 million for the operating business in 2007.

As the Company nears the end of our 2006 audit work, it is becoming likely that we will take an impairment charge for goodwill associated with the acquisition of Voyager in our 2006 results. The estimated range of the one-time and non-cash charge is expected to be between $35 and $45 million. This potential impairment is not reflected in the earnings discussed so far on this call.

I'd like to conclude by providing earnings guidance for 2008 for the Voyager business. For the full year 2008 we anticipate revenue in the range of $111 to $119 million, EBIT between $6 and $10 million, and EBITDA between $28 and $32 million.

Finally, I would like to remind you that these expected results I have discussed exclude corporate expenses and the results of ProQuest Information and Learning which was sold in February 2007. We currently estimate that the ongoing incremental cost of assuming the corporate functions necessary to operate as a stand-alone publicly traded company, exclusive of any remaining corporate legacy obligations and beginning in 2008, will be between $3 and $4 million per year.

I would now like to turn things over to Ron Klausner, President of Voyager.

Ron Klausner

Thank you Brad.

Thanks for joining us today. I would like to spend a little bit of time talking on recent business developments before opening it up to questions.

First, some concerns.  Reading First, the federally funded program to improve reading performance of K through 3 grade students, was cut by Congress for 2008 by approximately $600 million, from slightly more than $1 billion per year to just under $400 million per year. Since states and districts began their Reading First programs at different times, the impact of the cut in funding is being experienced differently across the country. Helping to offset cuts in Reading First, Congress increased Title I funding by $1.1 billion from $12.8 billion in 2007 to $13.9 billion in 2008. The Department of Education has been helpful by actively providing guidance to schools on how they can use other funds like Title I to continue Reading First initiatives. In the meantime, the President has requested that Reading First funds be restored to their previous level for the 2009 fiscal year. While we don't know to what extent, it is our belief that schools and districts will tap into other funding streams to continue providing early literacy and intervention programs for K-3 students, treading water while they wait for restoration of Reading First funding or new program funding to replace it.

While the reductions in Reading First funding are generally not good for us, we believe the national drive to improve student reading will continue and that we are reasonably positioned to deal with these reductions because educators have a better understanding of what it takes to improve student reading and that plays well into our strengths:

  Educators now know what student success looks like and do not accept anything less. A Voyager strength
  Educators now understand and value explicit and systematic instruction. A Voyager strength
  Educators recognize the value of data driven instruction through ongoing progress monitoring and benchmark assessments. A Voyager strength
  And educators now place heavy emphasis on true professional development and highly qualified teachers. A Voyager strength

In summary, as noted by a number of experts including Chester Finn and Michael Petrilli, both of whom are education experts at the Fordham Institute, 70% of states are on record saying that reading instruction has improved greatly or very greatly since the implementation of Reading First. As a result, we believe the motivation for identifying and deploying alternative sources to fund reading first programs is and will continue to be strong; nevertheless, we recognize there is and will continue to be risk to our results until those funds are successful redeployed.

The second concern we have looking forward is with state tax revenues across the country. We currently expect many states, potentially including Florida, California and Arizona, to reduce education spending in the next 12 months as a result of reduced tax receipts. In anticipation, we are taking some steps now to take additional costs out of the business where we can without harming our ability to publish, sell and service our products in order to increase our financial flexibility as well as continue our growth initiatives.

On the positive side, there are some recent developments we believe are quite positive for Voyager and we are really starting to see the fruits of investments that we made in the three years since acquiring Voyager.

With regard to recent developments, after two years of work, the National Math Panel released its long awaited report on March 13. We couldn't be more delighted with the findings and recommendations published by the Panel, as our Vmath product is very much aligned with the findings and recommendations from this report and the report should therefore help in our sales efforts.

With regard to investments that are beginning to bear fruit, probably the most important was the redesign and soft launch of Passport in the fall. Passport is a hugely successful K-5 literacy intervention capability, but it was originally developed in 2002 and sales had declined in the last few years and it needed to be improved. We concentrated on making it easier for the teacher to execute in the classroom and added a web-based, student practice component called Ticket to Read. We have received extremely positive feedback from educators, parents and children across the country who are using the new print materials and Ticket to Read. While it took over five months for Ticket to Read to achieve the first one million read passages, it only took 49 days more to reach the next 1,000,000 read passages. This exponential growth in Ticket to Read usage means increased time on task for students using this highly motivating, engaging, component of our elementary reading intervention. Weekly, we now have more than 50,000 elementary school students logging on to the Ticket to Read website, with a quarter of the usage occurring after school hours including weekends.  Many of our customers, such as Buffalo, have featured this capability on their school district's website as an important connection to the home, facilitating parental involvement in the education of their children.

And we continue to invest in complementing our printed materials by building a major presence on the Web.  Currently, we are expanding our successful middle school reading intervention program called Passport Reading Journeys to high school with a new web-based practice component.  This new and enhanced solution will be rolled out in the Fall 2009.  Also, we are taking the feedback we have received from our Ticket to Read customers to provide phonics practice for non-readers, as well as adding higher levels to Ticket to Read for on-track readers.

Another big positive for us is Learning A-Z. We acquired Learning A-Z, a company that provides downloadable reading resources using an online subscription model, in 2004. Learning A-Z recently added its 6th online subscription website; Science A-Z. This site is getting a lot of attention for its unique approach of providing different reading levels for science content, so that struggling readers can improve reading abilities at the same time they are learning science. While subscription prices are modest, Learning A-Z now has 180,000 paying subscribers to its services.

ExploreLearning is another successful investment of ours. EL provides the world's best collection of online simulations for math and science, with its critical acclaim including winning both the Best Science Instruction Solution from the Software Information Industry Association (SIIA) and the Distinguished Achievement Award from the Association of Education Publishers (AEP) in each of the last two years. Having always focused the offerings on grades 6 through 12, this year EL is focused on bringing those exciting "AHA I understand now" moments to 3rd through 5th grade math students.

One of our core competencies has been to repurpose capability from one product to another. A good example of this is that we are repurposing some of the ExploreLearning online, interactive, simulations, or "manipulatives" as we call them, into our Vmath intervention product. We are taking these computer-based manipulatives from EL and embedding them into our Vmath math intervention product so that we can offer an integrated math solution that supplements strong print instruction with award winning computer-based manipulatives.  Vmath, with computer-based manipulatives that will substantially differentiate us, will be available in the fall for grades 6 through 8 and by the end of the 2008-2009 school year for grades 3 through 5.  We will also be expanding our math intervention program to grades K through 2 for fall 2009.  All of these enhanced instructional capabilities are aligned with the findings and recommendations of the National Math Panel.

Two of our remaining products are in need of updates and we have started work on redesigning both. We are redesigning the Voyager Universal Literacy System (ULS) - our core reading program for kindergarten through third-grade students - to be rolled out in August 2009. We are also making enhancements to our professional development capability, VoyagerU, to include a dyslexia module for training teachers about the most common form of reading disability, while modularizing our VoyagerU courses so they are more saleable at the district level. We expect these changes will complement our existing sales to State Education Agencies.

In summary, there is a higher than normal volatility in what we can expect for 2008 and 2009. On the downside, the reductions in Reading First funding and the pressure on state tax receipts is going to make for a more difficult environment than we've had in the last couple of years. On the plus side, Learning A-Z and ExploreLearning are performing very well and we've made major investments to improve our key product offerings and believe our new versions of Passport and Vmath are well positioned to grow at favorable rates. And based on our success in the Florida adoption process, which I will discuss further in a minute, our middle school reading program Passport Reading Journeys is off to a strong start in 2008 and positioned to grow market share.

While our finance team has been focused on completing the 2006 and 2007 audits and as a result we have not closed our books for the first quarter, I can provide a few operational highlights for the first 3 months of the year.

  Success in the Florida reading adoption has continued to surpass expectations with selections from schools for Passport Reading Journeys and Passport exceeding $13 million in potential orders. Assuming tax declines in Florida don't have a big effect on adoption funds, we expect these wins to translate into additional upside for Passport and Reading Journeys in 2008.
  Adoption success in Oklahoma and Alabama has not been as favorable. Our core reading program, ULS, has not fared well due to age and its limited K-3 grade range and the focus in these states is on the core programs versus intervention.
  Most importantly, Passport, strengthened by the new version, is on plan. However, Q1 is not a strong indicator of the full year for Passport. Q2 and to a great extent, August-September sales, will largely determine if Passport has returned to expected growth
  We have a terrific track record in developing capabilities that address very difficult problems. While some of our competitors are creating uncertainty and doubt about us as a result of the board's decision to consider strategic alternatives, we are encouraged by how well these new capabilities have been received in the market. Based on the explosive growth in usage of Ticket to Read and the early feedback on the redesign of Passport, we continue to be optimistic that our focus on researched based curriculum, high levels of implementation support, embedded professional development, and web based practice will be rewarded.

In conclusion, on balance and overall, first quarter results and developments are neutral on the full year outlook.

Richard Surratt

Thanks Ron.

Before turning things over to Q&A, I am pleased to report that the Company has proposed a settlement that the staff of the Division of Enforcement of the Securities and Exchange Commission (SEC) intends to recommend to the Commission. The proposed settlement would resolve the previously disclosed SEC investigation related to historical financial reporting and disclosures from 2001 to 2005. The Company's offer of settlement contains the following terms: The Company, without admitting or denying the allegations in the Complaint, will consent to the filing by the Commission in federal district court of a Complaint, and to the imposition by the Court of a Final Judgment of Permanent Injunction against the Company. The proposed Complaint will allege civil violations of the reporting, books and records and internal controls provisions of the Exchange Act. The proposed Final Judgment will permanently enjoin the Company from future violations of the those provisions. No monetary penalty would be imposed. The proposed settlement is subject to completion of mutually agreeable settlement language, approval by the Commission, and entry by the Court of the proposed Final Judgment. There can be no assurance that the settlement will be finalized.

We would now like to open the line for questions, but before doing so, I am going to ask that each person limit themselves to one question so that we can accommodate as many callers as possible. Also, if you don't mind, please introduce yourself before asking your question.

With that said, we will be happy to turn it back over to the operator to facilitate questions.

Voyager Learning Company

Fourth Quarter 2007 Conference Call

Non-GAAP to GAAP Reconciliations
Millions $'s	Fiscal Year Ended December 30, 2006	Fiscal Year Ended December 29, 2007
Earnings from continuing operations before interest and income taxes (EBIT)	6	8
Less: Amortization of Purchased Intangibles	20	16
Less: All Other Depreciation and Amortization	4	6
Earnings before interest, taxes, depreciation, and amortization (EBITDA)	30	30